SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D

                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                    THERETO FILED PURSUANT TO RULE 13d-2(a)

                               (Amendment No. 7)*

                             COLORADO MEDTECH, INC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   19652U 10 4
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              MATTHEW J. DAY, ESQ.
                        118 E. 25TH STREET, EIGHTH FLOOR
                               NEW YORK, NY  10010
                                 (212) 673-0484
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                  May 19, 2003
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

Note. The Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


                         (Continued on following pages)

                               (Page 1 of 9 Pages)

                             -----------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------                 ------------------------------
CUSIP  No.  19652U  10  4                13D            Page  2  of  9  Pages
---------------------------------                 ------------------------------


================================================================================

       1     NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      ACQUISITOR  HOLDINGS  (BERMUDA)  LTD.
                      No  I.R.S.  Identification  Number
--------------------------------------------------------------------------------
       2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF A GROUP   (a)  / /
                                                                       (b)  /X/
--------------------------------------------------------------------------------

       3     SEC  USE  ONLY

--------------------------------------------------------------------------------

       4     SOURCE  OF  FUNDS
                      OO
--------------------------------------------------------------------------------

     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) OR 2(e)  / /
--------------------------------------------------------------------------------

     6       CITIZENSHIP OR PLACE OR ORGANIZATION
                      BERMUDA
--------------------------------------------------------------------------------

   NUMBER OF        7        SOLE VOTING POWER
     SHARES                          454,434
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH      --------------------------------------------------------------

                    8        SHARED VOTING POWER
                                     -0-
                  --------------------------------------------------------------

                    9        SOLE DISPOSITIVE POWER
                                     454,434
                  --------------------------------------------------------------

                   10        SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------

     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      454,434
--------------------------------------------------------------------------------

     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN  SHARES  / /
--------------------------------------------------------------------------------

     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      3.4%
--------------------------------------------------------------------------------

     14      TYPE OF REPORTING PERSON
                      CO
================================================================================

---------------------------------                 ------------------------------
CUSIP  No.  19652U  10  4                13D            Page  3  of  9  Pages
---------------------------------                 ------------------------------


================================================================================

     1       NAME OF REPORTING PERSONS
             I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)

                      J.O.  Hambro  Capital  Management  Group  Limited
                      No  I.R.S.  Identification  Number
--------------------------------------------------------------------------------
       2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF A GROUP   (a)  / /
                                                                       (b)  /X/
--------------------------------------------------------------------------------

       3     SEC USE ONLY

--------------------------------------------------------------------------------

       4     SOURCE OF FUNDS
                      AF
--------------------------------------------------------------------------------

     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT  TO  ITEM  2(d)  OR  2(e)  / /
--------------------------------------------------------------------------------

     6       CITIZENSHIP OR PLACE OR ORGANIZATION
                      UNITED  KINGDOM
--------------------------------------------------------------------------------

   NUMBER OF        7        SOLE  VOTING  POWER
     SHARES                          0
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH      --------------------------------------------------------------

                    8        SHARED  VOTING  POWER
                                     150,000
                  --------------------------------------------------------------

                    9        SOLE  DISPOSITIVE  POWER
                                     0
                  --------------------------------------------------------------

                   10        SHARED  DISPOSITIVE  POWER
                                     150,000
--------------------------------------------------------------------------------

     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      150,000
--------------------------------------------------------------------------------

     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN  SHARES  / /
--------------------------------------------------------------------------------

     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      1.1%
--------------------------------------------------------------------------------

     14      TYPE OF REPORTING PERSON
                      HC
================================================================================

---------------------------------                 ------------------------------
CUSIP  No.  19652U  10  4                13D            Page  4  of  9  Pages
---------------------------------                 ------------------------------


================================================================================

       1     NAME  OF  REPORTING  PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      J  O  Hambro  Capital  Management  Limited
                      No  I.R.S.  Identification  Number
--------------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  / /
                                                                       (b)  /X/
--------------------------------------------------------------------------------

       3     SEC USE ONLY

--------------------------------------------------------------------------------

       4     SOURCE OF FUNDS
                      AF
--------------------------------------------------------------------------------

     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) OR 2(e)  / /
--------------------------------------------------------------------------------

       6     CITIZENSHIP OR PLACE OR ORGANIZATION
                      UNITED KINGDOM
--------------------------------------------------------------------------------

   NUMBER OF        7        SOLE VOTING POWER
     SHARES                          0
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH      --------------------------------------------------------------

                    8        SHARED VOTING POWER
                                     150,000
                  --------------------------------------------------------------

                    9        SOLE DISPOSITIVE POWER
                                     0
                  --------------------------------------------------------------

                   10        SHARED DISPOSITIVE POWER
                                     150,000
--------------------------------------------------------------------------------

     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      150,000
--------------------------------------------------------------------------------

     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN  SHARES  / /
--------------------------------------------------------------------------------

     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      1.1%
--------------------------------------------------------------------------------

     14      TYPE  OF  REPORTING  PERSON
                      IA
================================================================================

---------------------------------                 ------------------------------
CUSIP  No.  19652U  10  4                13D            Page  5  of  9  Pages
---------------------------------                 ------------------------------


================================================================================

       1     NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      American Opportunity Trust plc
                      No I.R.S. Identification Number
--------------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  / /
                                                                       (b)  /X/
--------------------------------------------------------------------------------

       3     SEC  USE  ONLY

--------------------------------------------------------------------------------

       4     SOURCE  OF  FUNDS
                      WC
--------------------------------------------------------------------------------

     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) OR 2(e)  / /
--------------------------------------------------------------------------------

     6       CITIZENSHIP OR PLACE OR ORGANIZATION
                      UNITED KINGDOM
--------------------------------------------------------------------------------

   NUMBER OF        7        SOLE VOTING POWER
     SHARES                          0
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH      --------------------------------------------------------------

                    8        SHARED VOTING POWER
                                     150,000
                  --------------------------------------------------------------

                    9        SOLE DISPOSITIVE POWER
                                     0
                  --------------------------------------------------------------

                   10        SHARED DISPOSITIVE POWER
                                     150,000
--------------------------------------------------------------------------------

     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      150,000
--------------------------------------------------------------------------------

     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN  SHARES  / /
--------------------------------------------------------------------------------

     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      1.1%
--------------------------------------------------------------------------------

     14      TYPE OF REPORTING PERSON
                      IV
================================================================================

---------------------------------                 ------------------------------
CUSIP  No.  19652U  10  4                13D            Page  6  of  9  Pages
---------------------------------                 ------------------------------


================================================================================

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      Christopher  Harwood  Bernard  Mills
                      No  I.R.S.  Identification  Number
--------------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  / /
                                                                        (b)  /X/
--------------------------------------------------------------------------------

       3     SEC USE ONLY

--------------------------------------------------------------------------------

       4     SOURCE OF FUNDS
                      AF
--------------------------------------------------------------------------------

     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) OR 2(e)  /  /
--------------------------------------------------------------------------------

     6       CITIZENSHIP OR PLACE OR ORGANIZATION
                      UNITED  KINGDOM
--------------------------------------------------------------------------------

   NUMBER OF        7        SOLE VOTING POWER
     SHARES                          0
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH      --------------------------------------------------------------

                    8        SHARED VOTING POWER
                                      604,434
                  --------------------------------------------------------------

                    9        SOLE DISPOSITIVE POWER
                                     0
                  --------------------------------------------------------------

                   10        SHARED DISPOSITIVE POWER
                                     604,434
--------------------------------------------------------------------------------

     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      604,434
--------------------------------------------------------------------------------

     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN  SHARES  / /
--------------------------------------------------------------------------------

     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      4.6%
--------------------------------------------------------------------------------

     14      TYPE OF REPORTING PERSON
                      IN
================================================================================

---------------------------------                 ------------------------------
CUSIP  No.  19652U  10  4                13D            Page  7  of  9  Pages
---------------------------------                 ------------------------------


                            STATEMENT ON SCHEDULE 13D


         The following constitutes Amendment No. 7 to the Schedule 13D (the "Schedule 13D") filed by Acquisitor Holdings (Bermuda) Ltd. ("Holdings"), J O Hambro Capital Management Group Limited ("Group"), J O Hambro Capital Management Limited, American Opportunity Trust plc and Christopher H.B. Mills (collectively, the "Filing Parties"). Except as specifically amended by this
     Amendment No. 7, the Schedule 13D remains in full force and effect.

Item 5.   Interest in Securities of the Issuer.
          ------------------------------------

          Items 5(a)-(b) are amended in their entirety to read as follows:

          (a)-(b) The aggregate number and percentage of the outstanding Common Stock of the Issuer beneficially owned (i) by each of the Filing Parties, and
(ii) to the knowledge of the Filing Parties, by each other person who may be deemed to be a member of the group, is as follows:

                                     Number of     Number of
                                    Shares: Sole    Shares:
                         Aggregate    Power to    Shared Power
                         Number of    Vote or      to Vote or   Approximate
Filing Party              Shares      Dispose       Dispose     Percentage*
----------------------------------------------------------------------------
Holdings                   454,434       454,434             0         3.43%
J O Hambro Group           150,000             0       150,000         1.13%
J O Hambro Capital         150,000             0       150,000         1.13%
Management
Christopher H. B. Mills    604,434             0       604,434         4.56%
American Opportunity       150,000             0       150,000         1.13%
Trust

----------------------------------------------------------------------------

     * Based on 13,257,459 shares of Common Stock, no par value per share, outstanding as of April 30, 2003, which is based on information reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

          Item 5(c) is amended to include the following:

          (c) Since the Filing Parties' most recent filing on Schedule 13D, the Filing Parties effected no transactions in the Common Stock other than as follows:

  Date     Filing Party                        Buy or Sell  Number of Shares  Price
---------  ----------------------------------  -----------  ----------------  ------

5/15/2003  Acquisitor Holdings (Bermuda) Ltd.  Sell                    5,000  $4.545
---------  ----------------------------------  -----------  ----------------  ------
5/16/2003  Acquisitor Holdings (Bermuda) Ltd.  Sell                   47,900  $4.561
---------  ----------------------------------  -----------  ----------------  ------
5/19/2003  Acquisitor Holdings (Bermuda) Ltd.  Sell                  600,400  $4.560
---------  ----------------------------------  -----------  ----------------  ------
5/20/2003  Acquisitor Holdings (Bermuda) Ltd.  Sell                   42,700  $4.580
---------  ----------------------------------  -----------  ----------------  ------

All of the above transactions were effected on the open market.

---------------------------------                 ------------------------------
CUSIP  No.  19652U  10  4                13D            Page  8  of  9  Pages
---------------------------------                 ------------------------------

          Item 5(e) is added to read as follows:

          Item 5(e) On May 20, 2003, the Filing Parties ceased to be the beneficial owners of more than five percent of the outstanding Common Stock.

---------------------------------                 ------------------------------
CUSIP  No.  19652U  10  4                13D            Page  9  of  9  Pages
---------------------------------                 ------------------------------


                                   SIGNATURES


                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  May 21, 2003

ACQUISITOR HOLDINGS (BERMUDA) LTD.


By:  /s/ Duncan Soukup
---------------------------
Name:   Duncan Soukup
Title:  Deputy Chairman